COCA-COLA ENTERPRISES INC.             Exhibit 12

             COMPUTATION OF RATIO OF EARNINGS
               TO FIXED CHARGES AND RATIO OF
            EARNINGS TO COMBINED FIXED CHARGES
               AND PREFERRED STOCK DIVIDENDS
                (In millions except ratios)


                                   Quarter ended      Nine Months ended
                                -------------------  -------------------
                                Sept. 27, Sept. 29,  Sept. 27, Sept. 29,
                                  1996      1995        1996     1995
                                --------- ---------  --------- ---------
Computation of Earnings:
  Earnings from continuing
    operations before
    income taxes............      $ 66      $ 63        $179      $150
  Add:
    Interest expense........        83        78         238       242
    Amortization of capitalized
      interest...............        -         -           1         1
    Amortization of debt
      premium/discount and
      expenses...............        8         5          17         6
    Interest portion of rent
      expense................        4         2           8         7
                                  ----      ----        ----      ----
Earnings as Adjusted.........     $161      $148        $443      $406
                                  ====      ====        ====      ====
Computation of Fixed Charges:
  Interest expense...........     $ 83      $ 78        $238      $242
  Capitalized interest.......        -         1           1         3
  Amortization of debt
    premium/discount and
    expenses.................        8         5          17         6
  Interest portion of rent
    expense..................        4         2           8         7
                                  ----      ----        ----      ----
Fixed Charges................       95        86         264       258

  Preferred stock dividends (a)      3         1          10         2
                                  ----      ----        ----      ----
Combined Fixed Charges and
  Preferred Stock Dividends..     $ 98      $ 87        $274      $260
                                  ====      ====        ====      ====
Ratio of Earnings to Fixed
  Charges (b)................     1.69      1.72        1.67      1.57
                                  ====      ====        ====      ====
Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Dividends (b)........     1.63      1.70        1.61      1.56
                                  ====      ====        ====      ====


(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.

(b)  Ratio calculated prior to rounding to millions.